IDX Funds 485BPOS

Exhibit 99(h)(2)(b)

SCHEDULE A-1
to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

IDX Funds (the “Trust”)

and

IDX Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
IDX Risk-Managed Bitcoin Strategy Fund	2.49%	November 11, 2021	April 30, 2024
IDX Commodity Opportunities Fund	1.79%	October 19, 2022	April 30, 2024

IDX Funds

By:
Name:	Christopher MacLaren
Title:	President

IDX Advisors, LLC

By:
Name:	Andrew Swan
Title:	Chief Executive Officer

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